ENDORSEMENT

Your Contract or Certificate is hereby amended as follows:

SECTION 5.01 DEATH BENEFIT. This section is replaced with the following:

Unless your surviving spouse becomes the Annuitant under Section 5.02, upon receipt of due proof of the Annuitant's death and the other payment information, we will pay a death benefit to the beneficiary named under Section 5.03. Due proof means satisfactory proof of the Annuitant's death as evidenced by a certified copy of the death certificate, and other payment information means beneficiary entitlement, tax information required under the Code, and any other form we require. Death of the Annuitant generally terminates the Contract or Certificate. No transfers of Annuity Account Value are permitted prior to payment of the death benefit.

The amount of the death benefit is equal to the greater of (a) the Annuity Account Value or (b) the minimum death benefit. The minimum death benefit is the sum of all Contributions made less any tax charges that apply and less the total of any withdrawals made as described in Section 4.01. Less the total of any withdrawal means any withdrawal will reduce the minimum death benefit on a pro-rata basis. Reduction of the minimum death benefit on a pro-rata basis means that we calculate the percentage of your current Annuity Account Value that is being withdrawn and we reduce your current minimum death benefit by that same percentage.

We will pay the death benefit to the beneficiary in the form of an Annuity Benefit if you have chosen the form described in the last paragraph of Section
5.03. Also pursuant to the last paragraph of Section 5.03, if no such choice has been made at the Annuitant's death, we will pay the death benefit to the beneficiary in a single sum.

However, the beneficiary may instead choose before we pay the death benefit to apply the death benefit to provide (i) a form of an Annuity Benefit, (ii) any other form of benefit payment, or (iii) any combination of forms of benefit payment. All choices will be subject to the forms we then offer, our rules then in effect, and any requirements under the Code.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Christopher M. Condron               /s/ Pauline Sherman
---------------------------              -------------------
Christopher M. Condron                   Pauline Sherman
Chairman and Chief Executive Officer     Senior Vice President,
                                         Secretary and Associate General Counsel


2003PRO-RATA